2.13 Mirador Lease


                               SUBLEASE AGREEMENT


      THIS SUBLEASE AGREEMENT (the "Sublease") is made and entered into as of the 28th day of January 2000, by and between FIRST UNION NATIONAL BANK, a national banking association, of Charlotte, North Carolina, successor by merger to Signet Bank/Virginia (hereinafter called "Sublandlord"), a tenant under an original Lease Agreement with 65 ACRE ASSOCIATES, LP (collectively, the "Landlord"), dated April 15, 1987, as amended, and attached hereto as EXHIBIT A and incorporated herein by reference (the "Master Lease"), and UNITED MORTGAGEE, INC., a _________ corporation, of ____________ (hereinafter called "Subtenant").

                              W I T N E S S E T H:

      In consideration of the rents hereinafter agreed to be paid and in consideration of the mutual covenants and agreements hereinafter recited, Sublandlord does hereby sublease unto Subtenant those certain premises (the "Premises") having an area of approximately 2,300 rentable square feet of space on the second floor in the office building known as the First Union National Bank Building, 675 Lynnhaven Parkway (at the corner of Lynnhaven Parkway and Sabre Drive), Virginia Beach, Virginia, as more particularly described in the Master Lease.

      TO HAVE AND TO HOLD the said premises upon the following terms and conditions:

      1. TERMS AND CONDITIONS. Except as set forth herein, this Sublease is made upon, and shall be subject to, all of the terms, covenants and conditions of the Master Lease. Subtenant hereby covenants and agrees to perform and observe and be bound by all of the terms, covenants, and conditions by or on the part of Sublandlord under the Master Lease and to hold Sublandlord harmless from and against any liabilities under or pursuant to the Master Lease by reason of Subtenant's failure to fully comply with any and all of such duties, covenants and obligations of Sublandlord under and pursuant thereto.

          Subtenant acknowledges that Sublandlord does not pursuant to this Sublease covenant or agree to do or perform any obligations undertaken or assumed by the Landlord under the Master Lease and agrees that any default by Landlord shall not affect this Sublease or waive or defer the performance of any of Subtenant's obligations hereunder; provided, however, that Subtenant may use reasonable efforts to obtain performance by Landlord under the Master Lease.

      2. SUBLEASE TERM. The term of this Sublease (the "Sublease Term") shall begin on the earlier of: (i) March 1, 2000, or (ii) Subtenant's occupancy of the Premises (the "Sublease Commencement Date") and shall continue until February 28, 2003.

      3. RENT. Subtenant shall pay Sublandlord annual rent, payable in equal monthly installments in advance on the first day of each month,


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          commencing on the Sublease Commencement Date and continuing through the Sublease Term, in amounts as follows:

          March 1, 2000 to February 28, 2001: $29,900.00/year; or $2491.67/month
          March 1, 2001 to February 28, 2002: $30,797.00/year; or $2566.42/month
          March 1, 2002 to February 28, 2003: $31,720.91/year; or $2643.41/month

          This Sublease shall be deemed a full service lease, i.e., Sublandlord shall provide to Subtenant electricity and water in an amount normally used for office purposes, and no additional rent shall be charged to Subtenant for such services.

          Subtenant shall pay a security deposit of one month's rent, or $2491.67, to Sublandlord upon Sublease execution, to be held by Sublandlord as security for Subtenant's performance hereunder.

      4. INSURANCE. Subtenant shall, at its sole cost and expense, maintain throughout the term of this Sublease, including any extensions, any insurance coverage required to be maintained by Sublandlord under the Master Lease with a company authorized to transact business in the jurisdiction where the Premises is located. Sublandlord and Landlord shall be named as additional insureds under such insurance. Subtenant agrees to indemnify and save harmless the Sublandlord and Landlord from any claim or loss by reason of an accident or damage to any person or property happening in the Premises unless caused by structural failure. Subtenant shall provide Sublandlord and Landlord with certificates of insurance evidencing the insurance herein before required to be maintained by it, and Subtenant further agrees to give thirty (30) days advance written notice by registered or certified mail of any cancellation or reduction of insurance under any such policy.

      5. USE AND COMPLIANCE WITH LAWS. Subtenant shall not conduct on the Premises nor permit to be conducted on the Premises any business which is in violation of federal law, the laws of the State in which the Premises is located or any law or ordinance of any political subdivision having jurisdiction over the Premises. Subtenant shall not, without compliance with applicable rules, regulations and ordinances, generate, store, treat or dispose of any Hazardous Materials (as defined in the Master Lease) or otherwise breach any of the representations regarding Hazardous Materials set forth in the Master Lease and shall promptly notify Sublandlord of any written allegation of non-compliance.

          Without limiting any other indemnification set forth in this Sublease, Subtenant shall indemnify, protect, defend and hold Landlord and Sublandlord harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorneys' and consultants' fees arising out of or involving any Hazardous Materials introduced to the Premises by Subtenant or at Subtenant's direction or any other violation of any applicable environmental laws by Subtenant or its agents. This

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          provision shall survive the expiration or earlier termination of this
          Sublease. No termination, cancellation or release agreement entered into by Landlord or Sublandlord and Subtenant shall release Subtenant from its obligations under this Lease with respect to all applicable environmental laws unless specifically so agreed by Landlord and Sublandlord in writing at the time of such agreement.

      6. ALTERATIONS. Subtenant accepts the premises in an "as is" condition, except for the condition described in the following paragraph, and Subtenant shall not make any alterations to the Premises without Sublandlord's and Landlord's written consent. Any alterations made, other than the installation of Subtenant's personal property, shall remain on and be surrendered with the Premises on the expiration or earlier termination of the term of this Sublease.

          Sublandlord acknowledges the existence of a water problem with resultant damage in an area above where Subtenant's computer server will be located. Sublandlord agrees to repair both the source of the water problem and the damage caused by the water problem prior to Subtenant's occupancy of the Premises.

      7. INDEMNIFICATION. Subtenant shall indemnify and save Landlord and Sublandlord harmless against any and all claims, suits, demands, actions, fines, damages, and liabilities, and all costs and expenses thereof (including without limitation reasonable attorneys' fees) arising out of the use or occupancy of the Premises by Subtenant, its agents, contractors, employees, invitees, licensees, servants, subcontractors or subtenants, except to the extent caused by the willful misconduct of Sublandlord.

      8. MASTER LEASE. Sublandlord covenants and agrees it will make payment of the rentals reserved under the Master Lease base rent and additional rent, as applicable, as and when due and, to the extent within Sublandlord's control, to otherwise fully and faithfully perform the terms and conditions of the Master Lease. Subtenant shall not do or cause to be done or suffer or permit any act to be done which would or might cause the Master Lease, or the rights of Sublandlord as tenant under the Master Lease to be endangered, canceled, terminated, forfeited or surrendered, or which would or might cause Sublandlord to be in default thereunder or liable for any damage, claim or penalty. Subtenant agrees, as an express inducement for Sublandlord's execution of this Sublease, that if there is any conflict between the provisions of this Sublease and the provisions of the Master Lease which would permit Subtenant to do or cause to be done or suffer or permit anything to be done which is prohibited by the Master Lease, then the provisions of the Master Lease shall prevail. Sublandlord hereby warrants and represents that it is now leasing the Premises pursuant to the terms and provisions set forth in the Master Lease, that the Master Lease is in full force and effect, and that Sublandlord has a valid leasehold interest in the Premises under the Master Lease; that neither the Master Lease nor any of the obligations, duties, and responsibilities of the Sublandlord or of the Landlord under the Master Lease have been amended, modified, or altered; and that there

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          exists no circumstance, condition, or act of default which would entitle or permit the Landlord to terminate the Master Lease or to abridge any rights of Sublandlord as Lessee thereunder.

      9. DEFAULT. The occurrence of one or more of the following events (herein "Events of Default") shall constitute a default by Subtenant and a breach of this Sublease:

          (a) The filing of a petition by Subtenant for adjudication as bankrupt, the involuntarily adjudication of Subtenant as bankrupt or the voluntary reorganization of Subtenant pursuant to the United States Bankruptcy Code;

          (b)   The appointment of a receiver for Subtenant;

          (c) The making by Subtenant of any assignment for the benefit of creditors;

          (d) The failure to pay rent within five (5) days after same becomes due or the failure to maintain the required insurance coverages to be maintained by Subtenant hereunder;

          (e) A default in the performance of any other covenant or condition of this Sublease on the part of Subtenant; and

          (f) Any other act or omission which would constitute a default under the terms of the Master Lease.

      10. SUBLANDLORD'S REMEDIES ON DEFAULT BY SUBTENANT. Upon the occurrence of an Event of Default, Sublandlord shall have the right to terminate this Sublease and Subtenant's right to possession of the Premises at any time and reenter the Premises. In such event, Sublandlord shall have the right to pursue all remedies available at law and in equity to recover from Subtenant all amounts then due or thereafter accruing and such other damages as are caused by Subtenant's default. No course of dealing between Sublandlord and Subtenant or any delay on the part of Sublandlord in exercising any rights it may have under this Sublease shall operate as a waiver of any of the rights of Sublandlord hereunder nor shall any waiver or prior default operate as a waiver of any subsequent default. In exercising its rights and remedies under the Sublease, Sublandlord shall be entitled to recover from Subtenant all costs incurred including without limitation reasonable attorneys' fees and expenses.

      11. BROKERS. Sublandlord agrees to pay Advantis Commercial Real Estate Services ("Broker") any commission or other fee earned in connection with this Sublease, which payment shall be governed by a separate agreement between Sublandlord and Broker. Sublandlord and Subtenant warrant that they have not used any other broker and each party agrees to indemnify and save each other harmless from and against any and all

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          claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys' fees, for brokerage commissions resulting from or arising out of each other's actions in connection with this Sublease, including the payment of any commission or any other fee or charge due to the Broker.

      12. ASSIGNMENT AND SUBLETTING. Subtenant may not further sublet all or any portion of the Premises to others without the written consent of Sublandlord, whose consent shall not be unreasonably withheld, and Landlord, whose obligation to consent shall be governed by the terms of the Master Lease. Consent by Sublandlord to one assignment or subletting shall not destroy or operate as a waiver of the prohibitions contained in this paragraph or in the Master Lease as to future assignments or subleases, and all such later assignments or subleases shall be made only with the prior written consent of Sublandlord and Landlord.

          In the event an assignment of this Sublease or subletting of the Premises or any part thereof is made by Subtenant, whether or not the same is consented to by Sublandlord, Subtenant shall remain liable to Sublandlord for payment of all rent herein provided for and for the faithful performance of all covenants and conditions contained herein to the same extent as if this Sublease had not been assigned or the Premises sublet. Subtenant agrees to reimburse Sublandlord for any costs and expenses (including reasonable attorneys' fees) incurred by Sublandlord in connection with Subtenant's assignment or subletting. If the Premises is sublet by Subtenant at a rental that exceeds all rentals to be paid to Sublandlord hereunder, any such excess shall be paid over to Sublandlord by Subtenant.

      13. NOTICE. Any notice that either party desires or is required to give to the other party shall be in writing and shall be deemed to have been sufficiently given if either served personally or sent by overnight mail or prepaid, registered or certified mail, addressed to the other party at the addresses set forth below:

                  Sublandlord: For all other notices pursuant to this Lease:

                               First Union National Bank
                               Corporate Real Estate
                               1420 Two First Union Center
                               301 S. Tryon Street
                               Charlotte, North Carolina  28288-0340
                               Attn:  Tenant Management - Patrice Cosgrove

                               For payment of rent:

                               FUNB 601317
                               First Union National Bank
                               P.O. Box 601317
                               Charlotte, North Carolina  28260-1317

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                               With Copies to:
                               First Union Legal Division
                               301 S. College Street, 30th Floor
                               Charlotte, North Carolina  28288-0630
                               Attn:  Corporate Real Estate Support

                  Subtenant:   United Mortgagee, Inc.
                               2620 Southern Blvd.
                               Virginia Beach, VA

                  With copies to Landlord:

                               Arthur H. Stein, Barbara S. Fischer,
                               Robert M. Stein, & Edward S. Stein

                               -----------------------------------

                               -----------------------------------

      14. JURISDICTION. The parties hereto agree that this Sublease and the enforcement hereof shall be construed in accordance with and governed by the laws of the State in which the Premises is located and that any action brought under this Sublease shall be brought in the state courts.

      15. INTEGRATION AND BINDING EFFECT. The entire agreement between Sublandlord and Subtenant is contained in the provisions of this Sublease and any stipulations, representations, promises or agreements, written or oral made prior to or contemporaneous with this Sublease shall have no legal effect unless contained herein. In the event Sublandlord retains an attorney to enforce provisions of this Sublease, Sublandlord shall be entitled to recover, in addition to all other remedies available at law or in equity, its reasonable attorneys' fees from the Subtenant. Titles to the paragraphs of this Sublease shall be ignored when interpreting this Sublease. This Sublease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns. Any amendments to this Sublease must be made in writing and executed by the party to be charged with such amendment.

      16. W-9 FORM. Subtenant acknowledges that in order to process rent payments, Sublandlord must receive a complete W-9 Form from Subtenant. Therefore, the effectiveness of this Sublease is expressly contingent upon receipt of an executed, complete W-9 Form from Subtenant simultaneously with execution hereof or within five (5) business days thereafter.

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      IN WITNESS WHEREOF, the parties have caused this Sublease Agreement to be executed and sealed in their names, the day and year first above written. Landlord hereby executes this Sublease for the purpose of consenting to the terms hereof.

                              LANDLORD 65 Acre Associates, L.P.

                              /s/ ROBERT M. STEIN
                              -----------------------------------
                              By Robert M. Stein, General Partner



                              SUBLANDLORD:

                              FIRST UNION NATIONAL BANK

                              By: /s/ VON W. MOODY
                                 -------------------------
                              Print Name: Von W. Moody
                              Title:  Vice President


                              SUBTENANT:

                              UNITED MORTGAGEE, INC.

                              By: /s/ JOHN JONES
                                 -------------------------
                              Print Name: John Jones
                              Title:  President

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